U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2, Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
WINDY CREEK DEVELOPMENTS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	88-0513176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3172 N. Rainbow Blvd., #409 Las Vegas, NV	89108
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 312-3072
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE
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TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock	410,000 shares	$0.10	$41,000	$5.19
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(1)	This price was arbitrarily determined by Windy Creek Development, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100

SUBJECT TO COMPLETION, Dated April 4, 2006

PROSPECTUS
WINDY CREEK DEVELOPMENT, INC.
410,000
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 410,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.10 per share. This offering will expire on December 31, 2006 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.10	None	$0.10
Total	$41,000	None	$41,000

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 7 - 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: April 4, 2006

Page
Summary	4
Risk Factors	7
Risks Related To Our Financial Condition and Business Model	7
If we do not obtain additional financing, our business will fail	7
Because we will need additional financing to fund our extensive exploration activities, our auditors believe there is substantial doubt about our ability to continue as a going concern	7
Because we have only recently commenced business operations, we face a high risk of business failure	8
Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail	8
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	8
Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure	9
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability	9
Because access to the Victory mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts	9
Because our president has agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	10
Because our president, Mr. Raymond Cottrell, owns 70.92% of our outstanding common stock and serves as our sole director, investors may find that corporate decisions influenced by Mr. Cottrell are inconsistent with the best interests of other stockholders	10
Because our president, Mr. Raymond Cottrell, owns 70.92% of our outstanding common stock the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	10
If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.	11
Because of factors beyond our control which could affect the marketability of any substances found, we may have difficulty selling any substances we discover.	11
Risks Related To Legal Uncertainty	11
Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase	11
If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.	12

Because the Province of British Columbia owns the land covered by the Victory mineral claims, our availability to conduct an exploratory program on the Victory mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and Locke B. Goldsmith’s interest in the land could be forfeit.	12
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	12
Risks Related To This Offering	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	13
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	13
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	14
Forward-Looking Statements	14
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Shareholders	15
Plan of Distribution	19
Legal Proceedings	20
Directors, Executive Officers, Promoters and Control Persons	20
Security Ownership of Certain Beneficial Owners and Management	22
Description of Securities	23
Interest of Named Experts and Counsel	25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	26
Organization Within the Last Five Years	26
Description of Business	26
Plan of Operations	35
Description of Property	38
Certain Relationships and Related Transactions	40
Market for Common Equity and Related Stockholder Matters	40
Executive Compensation	43
Financial Statements	44
Changes in and Disagreements with Accountants	52
Available Information	52

Summary

Windy Creek Developments, Inc.

We are in the business of mineral exploration. We have entered into a Mining Option Agreement wherein we have acquired an option to purchase a 100% interest in the Victory mineral claims located within the Nelson Mining Division of British Columbia. Under the terms of the Mining Option Agreement, we will be able to exercise our option by making payments of $25,000 to the optionor and spending $50,000 in exploration expenses on or before December 31, 2006, and by making additional payments of $75,000 to the optionor and spending an additional $200,000 in exploration expenses on or before December 31, 2007. We will either satisfy the payment terms of the Mining Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Mining Option Agreement. The optionor can terminate the Mining Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default.

The owner of the Victory mineral claims is Mr. Locke B. Goldsmith. Mr. Goldsmith staked and recorded his ownership in the Victory mineral claims under the mineral claim staking and recording procedures in place at the time in the Province of British Columbia. Under that system, a prospector in the field drives large wooden claim stakes into the ground outlining the boundaries of his mineral claim and subsequently records a description of the claim and the location of the claim stakes at the nearest Provincial Mining Recorder’s Office. A party is able to stake and record an interest in a particular mineral claim if no other party has an interest in the said claim that is in good standing and on record at the Provincial Mining Recorder’s Office. There is no formal agreement between Mr. Goldsmith and the Province of British Columbia.

Mr. Goldsmith’s interest in the Victory mineral claims will continue into perpetuity provided that the mineral claims remain in good standing by paying the applicable fee which is based upon whether exploration work takes place. If exploration work take places and expenditures are made for this purpose in an amount stipulated by the government, the claims can be maintained in good standing by only remitting a filing fee to the Province of British Columbia that currently does not exceed $115. If no exploration work takes place, the claims can be kept in good standing by remitting to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work together with the payment of a filing fee or payment that currently does not exceed $115.

The stipulated amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in their sole discretion. Currently, the amount required to be expended annually for exploration work within the first three years that the mineral claims are acquired is $1.30 per acre. For exploration work expenditures made in excess of $1.30 per acre in increments of $1.30 per acre, the mineral claims can then be extended and those additional expenditures are used as a credit toward extending the expiry date beyond one year. If the mineral claims have been in place for longer than three years, the Province of British Columbia requires that the amount of exploration work expended annually is at least $2.60 per acre.

We have not commenced our planned exploration program. Our plan of operations is to conduct mineral exploration activities on the Victory mineral claims in order to assess whether these claims possess commercially exploitable mineral deposits. Our exploration program is designed to explore for commercially viable deposits of copper, lead, zinc, gold, and other metallic minerals. We have not, nor to our knowledge has any predecessor, identified any commercially exploitable reserves of these minerals on the Victory mineral claims. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on the Victory mineral claims.

The mineral exploration program, consisting of geological mapping and sampling, is oriented toward defining drill targets on mineralized zones within the Victory mineral claims.

Currently, we are uncertain of the number of mineral exploration phases we will conduct before concluding whether there are commercially viable minerals present on the Victory mineral claims. Further phases beyond the current exploration program will be dependent upon a number of factors such as a consulting geologist’s recommendations based upon ongoing exploration program results, and our available funds.

Since we are in the exploration stage of our business plan, we have not yet earned any revenues from our planned operations. As of December 31, 2005, we had $28,242 cash on hand and liabilities in the amount of $566. Accordingly, our working capital position as of December 31, 2005 was $27,676. Since our inception through December 31, 2005, we have incurred a net loss of $14,325. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. Our current working capital is not sufficient to enable us to complete Phase I of the geological exploration program on the property. Accordingly, we will require additional financing.

Our fiscal year ended is December 31.

We were incorporated on November 8, 2001, under the laws of the state of Nevada as Nevada Development Associates, Inc, and the name was changed to Windy Creek Developments on July 22, 2005. Our principal offices are located at 3172 N. Rainbow Blvd., #409. We act as our own resident agent at the same address. Our phone number is 702-312-3072.

The Offering

Securities Being Offered	Up to 410,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.10 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
1,410,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	From inception November 8, 2001, to December 31, 2006 (Audited).
Cash	$ 28,242
Total Assets	$ 28,242
Liabilities	$ 566
Total Stockholder’s Equity	$ 27,676

Statement of Loss and Deficit	From inception November 8, 2001, to December 31, 2006 (Audited).
Revenue	$ 0
Loss for the Period	$ 14,325

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

As of December 31, 2005, we had cash in the amount of $28,242. Our cash on hand will allow us to begin but not complete Phase I exploration in 2006. Our Phase I exploration program will require approximately $100,000 to complete, and our Phase II exploration program will require an additional $200,000 to complete. In order for us to complete our Phase I exploration program and begin our Phase II exploration program, we will need to obtain additional financing. We currently do not have any operations and we have no income. Our business plan calls for significant exploration expenses. We will also require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering reserves of commercial tonnage and grade and we exercise our option, we will require additional funds in order to place the Victory mineral claim into commercial production. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for copper, lead, zinc, gold and other metallic minerals and the costs of exploring for or commercial production of these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we will need additional financing to fund our extensive exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $14,325 for the period from our inception, November 8, 2001, to December 31, 2005, and have no sales. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the commercial exploitation of an interest in mineral claims. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of exploration on mineral claims for which we acquired an option. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on November 8, 2001, and to date have been involved primarily in organizational activities, the acquisition of an option to purchase an interest in mineral claims and obtaining independent consulting geologist’s report on these mineral claims. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Because our executive officers do not have any training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Mr. Raymond Cottrell, our president and director, does not have any training as a geologist or an engineer. While Mr. Cottrell has significant management experience in the mining industry, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing an exploration company. In addition, Mr. Cottrell’s decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in geology and engineering.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

We have a verbal agreement with our consulting geologist that requires him to review all of the results from the exploration work performed upon the mineral claims that we have an option to purchase and then make recommendations based upon those results. In addition, we have a verbal agreement with our accountants to perform requested financial accounting services and our outside auditors to perform auditing functions. We have a verbal agreement with a firm that provides us with office space, telephone answering and secretarial services. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan may be impaired if these parties do not perform in accordance with our verbal agreement. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because of the unique difficulties and uncertainties inherent in the mineral exploration business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The search for valuable minerals also involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration of the mineral claims will result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Victory mineral claims. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the exploration of the mineral claims if we exercise our option. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because access to the Victory mineral claims may be restricted by inclement weather, we may be delayed in our exploration efforts.

Access to the Victory mineral claim may be restricted through some of the year due to weather in the area. The property is in southeast British Columbia. The terrain is mountainous and the elevation of the Victory mineral claims is ranges between 2,700 and 4,800 feet above sea level. Access to the property from the end of paved roads is approximately three miles by a gravel road. These roads are best traveled by four wheel drive vehicles from spring to the beginning of winter. During the winter months heavy snowfall can make it difficult if not impossible to undertake work programs. We do not plan exploration operations in the winter months because of difficulty in accessing the mineral claims. Frequent inclement weather in the winter months makes exploration activities unsafe and the planning of exploration activities unreliable. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. The most efficient time for us to conduct our work programs is during May through November. These limitations can result in significant delays in exploration efforts, as well as production in the event that commercial amounts of minerals are found. Significant delays in exploration and production, in the event that commercial amounts of minerals are found, significantly increase the time that it would take to generate any operating revenues or ever achieve profitable operations.

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Cottrell, our president and chief financial officer, devotes 5 to 10 hours per week to our business affairs. We do not have an employment agreement with Mr. Cottrell nor do we maintain a key man life insurance policy for him. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of Mr. Cottrell, it is possible that Mr. Cottrell may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our president, Mr. Raymond Cottrell, owns 70.92% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Cottrell are inconsistent with the best interests of other stockholders.

Mr. Cottrell is our president, chief financial officer and sole director. He owns approximately 70.92% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of Mr. Cottrell may still differ from the interests of the other stockholders.

Because our president, Mr. Raymond Cottrell, owns 70.92% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our president, Mr. Raymond Cottrell owns 1,000,000 shares of our common stock which equates to 70.92% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Mr. Cottrell will be eligible to sell his shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

If we are unable to successfully compete within the mineral exploration business, we will not be able to achieve profitable operations.

The mineral exploration business is highly competitive. This industry has a multitude of competitors and no small number of competitors dominates this industry with respect to any of the large volume metallic minerals. Our exploration activities will be focused on the large volume metallic minerals of copper, lead, zinc, gold and silver. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities on the Victory mineral claims. If we are unable to retain qualified personnel to assist us in conducting mineral exploration activities on the Victory mineral claims if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control which could affect the marketability of any substances found, we may be difficulty selling any substances we discover.

Even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Risks Related To Legal Uncertainty

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

If Native land claims affect the title to our mineral claims, our ability to prospect the mineral claims may be lost.

We are unaware of any outstanding native land claims on the Victory mineral claims. Notwithstanding, it is possible that a native land claim could be made in the future. The federal and provincial government policy is at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. In the event that we encounter a situation where a native person or group claims an interest in the Victory mineral claims, we may be unable to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we may have in these claims. The Supreme Court of Canada recently ruled that both the federal and provincial governments in Canada are now obliged to negotiate these matters in good faith with native groups and at no cost to us. Notwithstanding, the costs and/or losses could be greater than our financial capacity and our business would fail.

Because the Province of British Columbia owns the land covered by the Victory mineral claims, our availability to conduct an exploratory program on the Victory mineral claims is subject to the consent of the Province of British Columbia and we can be ejected from the land and Locke B. Goldsmith’s interest in the land could be forfeit.

The land covered by the Victory mineral claims is owned by the Province of British Columbia. The availability to conduct an exploratory program on the Victory mineral claims is subject to the consent of the Province of British Columbia.

In order to keep the Victory mineral claims in good standing with the Province of British Columbia, the Province of British Columbia requires that before the expiry dates of the mineral claims that exploration work on the mineral claims valued at an amount stipulated by the government be completed together with the payment of a filing fee or payment to the Province of British Columbia in lieu of completing exploration work. In the event that these conditions are not satisfied prior to the expiry dates of the mineral claims, we will lose our interest in the mineral claims and the mineral claims then become available again to any party that wishes to stake an interest in these claims. In the event that either we or Locke B. Goldsmith are ejected from the land or our mineral claims expire, we will lose all interest that we have in the Victory mineral claims.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 410,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 29.08% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.10 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 410,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in an offering that was exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933 and completed on December 30, 2004.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of September 8, 2005 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 1,410,000 shares of common stock outstanding on December 31, 2005.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Arthur Becker 10513 Findlay Ave. Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Sally Becker 10513 Findlay Ave. Las Vegas, NV 89134	10,000	10,000	Nil	Nil

Antonio Bilotto 2956 Crib Pointe Dr. Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Pamela Brown 11961 Madison Ave., NE Blaine, MN 55434	10,000	10,000	Nil	Nil
William Capello 4525 Cold Spring Rd., Indianapolis, IN 46228	10,000	10,000	Nil	Nil
Marie E. Carrero 10109 Hope Island Dr. Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Narciso Carrero 10109 Hope Island Dr. Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Gary Clark 8917 Valley of Fire Ave. Las Vegas, NV 89129	10,000	10,000	Nil	Nil
Susan Clark 8917 Valley of Fire Ave. Las Vegas, NV 89129	10,000	10,000	Nil	Nil
Deanna Cottrell 213-3148 St. John Street Port Moody, BC V3H5E6 Canada	10,000	10,000	Nil	Nil
Carol Fahler 3012 Bonnie Rock Dr Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Ronald Fahler 3012 Bonnie Rock Dr Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Stephen Fleisher 1255 66th Ave NE Fridley, MN 55432	10,000	10,000	Nil	Nil
Teresa Gibson 1255 66th Ave NE Fridley, MN 55432	10,000	10,000	Nil	Nil
Everett Gordon 2121 Red Dawn Sky Las Vegas, NV 89134	10,000	10,000	Nil	Nil
Barbara Grant 10412 Button Willow Dr. Las Vegas, NV 89134	20,000	20,000	Nil	Nil
Blaine Grant 10412 Button Willow Dr. Las Vegas, NV 89134	20,000	20,000	Nil	Nil

David Grant 3731 Rosemary Oceanside, CA 92057	10,000	10,000	Nil	Nil
Jay Greenblatt 1753 Honeytree Dr. Las Vegas, NV 89144	10,000	10,000	Nil	Nil
Linda Greenblatt 1753 Honeytree Dr. Las Vegas, NV 89144	10,000	10,000	Nil	Nil
Rosemary Howard 42667 23rd St West Lancaster, CA 93536	10,000	10,000	Nil	Nil
Connie Ross-Karl and William E. Karl 2422 High Vista Dr. Henderson, NV 89014	10,000	10,000	Nil	Nil
Aaltje Sampson 7716 W.Rutter Parkway Spokane, WA 99208	10,000	10,000	Nil	Nil
Angela Sampson 8001 119th Ave. SE Newcastle, WA 98056	10,000	10,000	Nil	Nil
Donald Sampson 7716 W. Rutter Parkway Spokane, WA 99208	10,000	10,000	Nil	Nil
Jason Sampson 8001 119th Ave. SE Newcastle, WA 98056	10,000	10,000	Nil	Nil
Jason Sampson as custodian for Ellie Sampson 8001 119th Ave.SE Newcastle, WA 98056	10,000	10,000	Nil	Nil
Jason Sampson as custodian for Ethan Sampson 8001 119th Ave. SE Newcastle, WA 98056	10,000	10,000	Nil	Nil
Jacob Sampson 7007 Ravenna Ave. NE Seattle, WA 98115	10,000	10,000	Nil	Nil
Helen Sanford 10571 35th St. Princeton, MN 55371	10,000	10,000	Nil	Nil
Janis Yentes 42667 23rd St West Lancaster, CA 93536	10,000	10,000	Nil	Nil

Jesse Yentes 42667 23rd St West Lancaster, CA 93536	10,000	10,000	Nil	Nil
Edward Zimmerman 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Edward Zimmerman as custodian for Ryan Joseph Zimmerman 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Edward Zimmerman as custodian for Miranda Nicole Zimmerman 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Edward Zimmerman as custodian for Sidney Zimmerman 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Zimmerman, Marilynn 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Marilynn Zimmerman as custodian for Amy Marie Stewart 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil
Marilynn Zimmerman as custodian for Timothy Thomas Stewart 9573 Gainey Ranch Ave. Las Vegas, NV 89147-8038	10,000	10,000	Nil	Nil

None of the selling shareholders;
(1)
has had a material relationship with us other than as a shareholder at any time within the past three years, except Deanna Cottrell, the President’s daughter who is of the age of majority, does not live at the same address as Raymond Cottrell, holds 10,000 shares of common stock in Windy Creek Developments, Inc., and has had no business relationships with Windy Creek Developments, Inc., or;

(2)	has been one of our officers or directors.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;

2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock, or;
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of March 17, 2006 are as follows:

Director:

Name of Director  Age
Raymond Cottrell  66

Executive Officers:

Name of Officer  Age  Office
Raymond Cottrell  66  President, CEO, Treasurer, Secretary, Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

Raymond R. Cottrell is our President, Secretary, Treasurer and a director. As President, Mr. Cottrell is responsible for the day-to-day management of the Company and for the continued strategic evolution of its mineral exploration and development programs.

Mr. Cottrell has been active in the area of early-stage business development since 1976. Mr. Cottrell served as Director and President of MGCC Investment Strategies, Inc. from June 8, 2000 to March 24, 2004. During and since that time, he has worked as a consultant to emerging companies. Earlier, he was Director (1982-1998) and President (1982-1985) of Golden Knight Resources, which in partnership with Inco, developed and brought into production, a large gold property in Quebec, Canada.

Raymond has held the following directorships in public companies: MGCC Investment Strategies, Inc. (OTCBB: MGIS 2000 to March 16, 2004), Golden Knight Resources (1982 to April 20, 1999), Nicholas Financial (NASDAQ:NICK 1991 to February 10, 1999), GenSci Regeneration Sciences (TOR:GNS.TO 1992 to September 25, 1997), and Consolidated Builders Supply (OTCBB:CBSC 1998 to March 15, 1999).

Mr. Cottrell is not currently paid a salary or consulting fee for his work with Windy Creek Developments, Inc.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

Raymond Cottrell is our only employee.

We conduct our business through agreements with consultants and arms-length third parties. Current arrangements in place include the following:

1.
A verbal agreement with our consulting geologist firm provides that it will review all of the results from the exploratory work performed upon the site and make recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologist firms performing similar consulting services.

2.	Verbal agreements with our accountants to perform requested financial accounting services.

3.	Written agreements with auditors to perform audit functions at their respective normal and customary rates.

4.
A verbal agreement with McKinley Greenfield Capital, Inc. to provide us with office space, telephone answering and secretarial services on a month to month basis for an annualized fee of $5,000. Mr. Cottrell operates and holds a 60% ownership stake in McKinley Greenfield Capital, Inc.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 17, 2006, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	Raymond Cottrell 303-1125 Bernard Ave. Kelowna, BC V1Y6R3 Canada	1,000,000	70.92%
Common Stock	All Officers and Directors as a Group (one person)	1,000,000	70.92%

(1)	The percent of class is based on 1,410,000 shares of common stock issued and outstanding as of March 17, 2006.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 40,000,000 shares of common stock, with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of March 17, 2006, there were 1,410,000 shares of our common stock issued and outstanding. Our shares are held by forty (40) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Moore & Associates, Chtd., has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Moore & Associates, Chtd. has presented their report with respect to our audited financial statements. The report of Moore & Associates, Chtd. is included in reliance upon their authority as experts in accounting and auditing.

Paul Kallock, consulting geologist, has provided a geological evaluation report on the mineral claims. He was employed on a flat rate consulting fee and he has no interest, nor does he expect any interest in the property or securities of Windy Creek Developments, Inc.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated on November 8, 2001, under the laws of the state of Nevada as Nevada Development Associates, Inc. and our name was changed to Windy Creek Developments, Inc. on July 22, 2004. On August 1, 2004, we entered into a Mining Option Agreement with Locke B. Goldsmith, acquiring an option to purchase a 100% interest in the Victory mineral claims, located in the Nelson Mining Division of the Province of British Columbia. The Mining Option Agreement sets forth each party's rights and responsibilities relating to both the exploration and potential mining stages of the operations to be conducted on the Victory mineral claims.

Mr. Raymond Cottrell, our President, CEO, Secretary, Treasurer, and sole director has been a promoter of our company since its inception.

Description of Business

In General

We are an exploration stage company that intends to engage in the exploration of mineral properties. We have acquired an option to purchase an interest in mineral claims that we refer to as the Victory mineral claims. Exploration of these mineral claims is required before a final determination as to their viability can be made. Our option on this property is currently unexercised. In the event that we do not exercise our option, we will have no interest in the Victory mineral claims and will not be entitled to receive back any monies spent to maintain the option.

There is ample evidence of prior exploration work on the claims. The earliest recorded reference to the present Victory property is in the 1928 Minister of Mines Report where the lead-zinc prospect on the Udiville claim is described. The crown grants covering the lead-zinc (Udiville claim), sapples molybdenite (on the Victory claim), and the tungsten showing (on the Last Chance claim) were staked in 1946 and were under option to Canex Placer Ltd. in 1947. Placer drilled 5 holes on the molybdenite showing at this time.

Victory Tungsten Mines Ltd. later acquired the ground and in 1952-53 drilled 73 holes totaling about 17,000 feet. This work outlined about 90,000 tons of 0.5% tungsten oxide. Subsequently, Mentor Exploration and Development Co. Ltd. acquired the property and in 1977 conducted soil geochemical surveys and a magnetometer geophysical survey over part of the claim group.

Our plan of operations is to carry out exploration work on these claims in order to ascertain whether they possess commercially exploitable quantities of copper, lead, zinc, gold and silver. We will not be able to determine whether or not the Victory mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on that work indicates economic viability.

Phase I of our exploration program will begin in the third quarter of 2006 and cost approximately $100,000. Once we receive the results of our Phase I exploration, our board of directors in consultation with our consulting geologist will assess whether to proceed with further exploration. Phase II of our exploration program will cost approximately $200,000. The existence of commercially exploitable mineral deposits in the Victory mineral claims is unknown at the present time and we will not be able to ascertain such information until we receive and evaluate the results of our exploration program.

Acquisition of an option to purchase an interest in the Victory mineral claims and the property operating agreement.

Mr. Locke B. Goldsmith staked and recorded his ownership in the Victory mineral claims under the mineral claim staking and recording procedures in place at that time in the Province of British Columbia. Under that system, a prospector in the field drove large wooden claim stakes into the ground outlining the boundaries of his mineral claim and subsequently recorded a description of the claim and the location of the claim stakes at the nearest Provincial Mining Recorder’s Office. A party is able to stake and record an interest in particular mineral claim if no other party has an interest in the said claim that is in good standing and on record at the Provincial Mining Recorder’s Office. There is no formal agreement between Mr. Goldsmith and the Province of British Columbia. Mr. Goldsmith’s interest in the Victory mineral claims will continue into perpetuity provided that the mineral claims remain in good standing by paying the applicable fee which is based upon whether exploration work takes place. If exploration work take places and expenditures are made for this purpose in an amount stipulated by the government, the claims can be maintained in good standing by simply remitting a filing fee to the Province of British Columbia that currently does not exceed $115. If no exploration work takes place, the claims can be kept in good standing by remitting to the Province of British Columbia the stipulated amount that otherwise was required to be expended for exploration work together with the payment of a filing fee or payment that currently does not exceed $115.

In order to extend the expiry dates of a mineral claim, the British Columbia government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claims. When exploration work valued at an amount stipulated by the government is completed and a filing fee is remitted to the Province of British Columbia, the expiry dates of the mineral claims can be extended for a maximum of 10 additional years at a time. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended for a maximum of only 1 additional year.

Under the terms of the Mining Option Agreement between Windy Creek Developments, Inc. and Mr. Goldsmith, we acquired an option to purchase a 100% interest in the Victory mineral claims.

Under that Agreement, we paid Mr. Goldsmith an initial sum of $10 to acquire the option and are required to pay $25,000 due prior to December 31, 2006, plus $75,000 due prior to December 31, 2007. In addition we must incur $5,000 in exploration expenditures prior to December 31, 2005 (though these exploration expenses may be and have been deferred due to weather conditions),

$50,000 prior to December 31, 2006, and $200,000 prior to December 31, 2007. Under the terms of the Mining Option Agreement, we will exercise our option by making the above payments and incurring the above exploration expenses. We also agree to incur $250,000 in exploration expenditures on or before October 31 of each year subsequent to 2007.

We will either satisfy the payment terms of the Mining Option Agreement in the time frame provided thereby resulting in us exercising this option or we will fail to satisfy the payment terms and be in default of the Mining Option Agreement. The optionor can terminate the Mining Option Agreement if we fail to cure any default within 45 days after the receipt of notice of default. Our option will expire if we are in default of the Mining Option Agreement and fail to cure any default within 45 days after the receipt of notice of default.

We selected Victory mineral properties based upon an independent geological report which was commissioned from Paul Kallock, a Consulting Geologist. Mr. Kallock recommended a two-phase exploration program on these claims which will cost us approximately $300,000. Because of weather constraints in the area of the Victory Mineral Claims, we will begin Phase I of our exploration program in the third quarter of 2006.

Description and Location of the Victory mineral claims

The Victory mineral claims consist of the following claims located in the Sheep Creek Area within the Nelson Mining Division of British Columbia.

Tenure#	Claim Name	Owner	Lot Number	Expiry	# of Units

233693	Victory	Goldsmith	15842	Nov 23, 2008
233694	Victory FR & Udiville#1	Goldsmith	15843 & 15853	Nov 23, 2008
233695	Last Chance & Udiville#2	Goldsmith	15844 & 15852	Nov 23, 2008
233696	Lucky Jim Fr.	Goldsmith	15845	Nov 23, 2008
233697	Lucky Jim	Goldsmith	15846	Nov 23, 2008
233677	Udiville	Goldsmith	15851	Nov 23, 2008

The claims cover approximately 250 acres (101.3 hectares).

The Province of British Columbia owns the land covered by the Victory mineral claims. Currently, we are not aware of any native land claims that might affect the title to the mineral claims or to British Columbia’s title of the property. Although we are unaware of any situation that would threaten these claims, it is possible that a native land claim could be made in the future. The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential commercial production. If we should encounter a situation where a native person or group claims and interest in these claims, we may choose to provide compensation to the affected party in order to continue with our exploration work, or if such an option is not available, we may have to relinquish any interest that we hold in these claims.

Prior to the expiry dates listed above, we plan to file for an extension of the Victory mineral claims if we have exercised our option to purchase the claims from Mr. Goldsmith. In order to extend the expiry dates of a mineral claim, the government requires either (1) completion of exploration work on the mineral claims valued at an amount stipulated by the government and the payment of a filing fee; or (2) payment to the Province of British Columbia in lieu of completing exploration work to maintain the mineral claims.

Currently, an exploration work value of approximately $1.30 per acre is required during each of the first three years after a claim is acquired and an exploration work value of approximately $2.60 per acre is required in subsequent years. This stipulated amount of expenditures toward exploration work is set by the Province of British Columbia and can be altered in their sole discretion. Mr. Locke B. Goldsmith originally staked and recorded his ownership in the Victory mineral claims. Exploration expenditures since then have extended the expiry date of the claims through 2008. Accordingly, exploration expenditures on the Victory mineral claims must be completed and filed with the Province in the amount of approximately $2.60 per acre by November 23, 2008 or this amount must be paid to the Province of British Columbia by November 28, 2008. A maximum of ten years of work credit may be filed on a claim at a time.

The exploration fees we anticipate incurring over the coming twelve months will result in an extension of the expiry dates of the mineral claims for the maximum of ten years provided that a report and filing fee not exceeding $115 is remitted to the Province of British Columbia. In the event that no exploration work is completed and a filing fee is paid to the Province of British Columbia in lieu of completing exploration work, the expiry dates of the mineral claims can be extended only on an annual basis into perpetuity for a maximum of only one additional year. If the required exploration work expenditure is not completed and filed with the Province in any year or if a payment is not made to the Province of British Columbia in lieu of the required work within this year, the mineral claims will lapse and title with revert to the Province of British Columbia.

Geological Exploration Program in General

We have obtained an independent Geological Report and have acquired an option to purchase the Victory mineral claims. Paul Kallock, Consulting Geologist, has prepared this Geological Report and reviewed all available exploration data completed on these mineral claims.

Paul Kallock is a geologist with offices at 304-595 Howe Street, Vancouver, B.C. V6C 2T5. He has a B.Sc. degree in Geology earned at Washington State University in 1970, and is a Fellow of the Geological Association of Canada, Mr. Kallock has engaged in mineral exploration since 1970, both for major mining and exploration companies and as an independent geologist.

The property that is the subject of the Victory mineral claims is undeveloped and does not contain any open-pit or underground mines which can be rehabilitated, although an adit is indicated on the Udiville claim which must be confirmed by an on-site examination. There is no commercial production plant or equipment located on the property that is the subject of the mineral claim. Currently, there is no power supply to the mineral claims.

We have not yet commenced the field work phase of our initial exploration program. Exploration is currently in the planning stages. Our exploration program is exploratory in nature and there is no assurance that mineral reserves will be found. The details of the Geological Report are provided below.

Victory Mineral Claims Geological Report, Dated February 7, 2001

A primary purpose of the geological report is to review information, if any, from the previous exploration of the mineral claims and to recommend exploration procedures to establish the feasibility of commercial production project on the mineral claims. The summary report lists results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The summary report also gave conclusions regarding potential mineralization of the mineral claims and recommended a further geological exploration program.

Exploration History of the Victory Mineral Claims

The history of the exploration of the mineral claims is summarized in the report that was prepared by our geological consultant, Paul Kallock. The following summary of the exploration history of the mineral claims is based on our consultant’s description.

The earliest recorded reference to the present Victory property is in the 1928 Minister of Mines Report where the lead-zinc prospect on the Udiville claim is described. The crown grants covering the lead-zinc (Udiville claim), Sapples molybdenite (on the Victory claim), and the tungsten showing (on the Last Chance claim) were staked in 1946 and were under option to Canex Placer Ltd. in 1947. Placer drilled 5 holes on the molybdenite showing at this time.

Victory Tungsten Mines Ltd. acquired the ground and in 1952-53 drilled 73 holes totaling about 17,000 feet. This work outlined about 90,000 tons of 0.5% tungsten oxide. Subsequently, Mentor Exploration and Development Co. Ltd. acquired the property and in 1977 conducted soil geochemical surveys and a magnetometer geophysical survey over part of the claim group. As shown on the Fox (1917) and MacLeod (1977) maps, more extensive roads were constructed prior to 1977 and diamond drilling was carried out at the lead-zinc showing and at skarn mineralization on the Lucky Jim claim. An adit is also depicted on the Udiville claim.

Exploration Potential

A sub-economic tungsten resource of 90,000 tons containing approximately 0.5% tungsten oxide has been drill indicated at the Victory claim group. Scheelite is located in skarn mineralization in what is believed to be the Reeves limestone member of the Laib Formation of Cambrian age. North of the tungsten deposit, molybdenite is present within skarn and in an adjacent granitic intrusive.

In the eastern part of the claim block, dolomitized limestone hosts lead and zinc mineralization. This mineralization appears similar to other deposits in the Salmo region and is the most significant type of exploration target for future work at this time. Several soil geochemical anomalies and a magnetic anomaly are noted in previous exploration.

The Cretaceous granitic intrusive which underlies much of the claim block is also a favorable target for gold-tungsten-bismuth mineralization in sheeted quartz veins similar to the Pogo-Fort Knox deposits in Alaska.

Future exploration should consider the multi-element possibilities. The Victory claim group is situated in a well mineralized area. Large parts of the claim block appear to be unexplored by geochemical or geophysical methods, No soil or rock analyses have been made for gold or its pathfinder elements such as arsenic.

Recommendations From Our Consulting Geologist

Our consulting geologist recommended the following specific actions:

1.	A diversified exploration program for base and precious metals should be undertaken.

2.	Access to the upper workings should be re-established by clearing the existing roads.

3.	The old adit on the Udiville claim should be rehabilitated, mapped, and sampled; and all old exploration pits and trenches should be examined.

4.	Drill holes from the 1950s and 1970s should be located. If core is still present on the property it should be logged and stored.

5.	A soil geochemical survey should be extended to cover the entire Victory claim block. Analyses should include gold plus 32 element ICP.

6.	A magnetometer and a VLF-electromagnetic survey should be conducted on the property using the geochemical survey grid.

7.
A geology map of the claim group should be constructed. Detailed geology maps and cross sections should be drawn in anticipation of diamond drilling of the coincident soil and magnetic anomalies in the northwest corner of the Udiville and the Udiville 1 claims.

8.
Drill site preparation and diamond dulling should also be undertaken at favorable areas delineated by the geological, geochemical, and geophysical survey. Part of this drilling would be budgeted under Phase II exploration expenses.

Exploration Budget

Phase I	Exploration Expenditure
Road preparation, trenching, drill site preparation	$ 10,000
Geochemical and geophysical surveys	$ 15,000
Geochemical Analyses	$ 10,000
Geological mapping, core logging	$ 10,000
Diamond drilling, 150m @ $120/m	$ 18,000
Food and lodging	$ 3,000
Transportation	$ 2,500
Engineering and supervision	$ 10,000
Reporting, computer adaptation	$ 5,000
Subtotal	$ 83,500
Contingencies @20%	$ 16,700
Phase I Total	$ 100,200
Approximately	$ 100,000

Phase II
Diamond drilling continued, allow 1600 m plus support services	$ 200,000

Total, Phases I and II	$ 300,000

While we have not commenced the field work phase of our initial exploration program, we intend to proceed with the initial exploratory work as recommended. Due to weather constraints in the area of the Victory mineral claims, Phase I will begin in the third quarter of 2006. Upon our review of the results, we will assess whether the results are sufficiently positive to warrant additional phases of the exploration program. We will make this decision to proceed with further programs based upon our consulting geologist’s review of the results and recommendations. In order to complete Phase I and any additional phases, we will need to raise additional capital. We plan to raise additional capital in the amount of $100,000 to $150,000 during the second and third quarters of 2006 by seeking additional funds from existing investors or by offering equity securities to new investors.

Competition

The mineral exploration industry, in general, is intensely competitive and even if commercial quantities of reserves are discovered, a ready market may not exist for the sale of the reserves.

Most companies operating in this industry are more established and have greater resources to engage in the production of mineral claims. We were incorporated on November 8, 2001 and our operations are not well-established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the exploration of the Victory mineral claims. There is also significant competition to retain qualified personnel to assist in conducting mineral exploration activities.  If a commercially viable deposit is found to exist and we are unable to retain additional qualified personnel, we may be unable to enter into production and achieve profitable operations. These factors set forth above could inhibit our ability to compete with other companies in the industry and entered into production of the mineral claims if a commercial viable deposit is found to exist.

Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Compliance with Government Regulation

If we progress to the production phase, production of minerals in the Province of British Columbia will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to Windy Creek Developments, Inc. is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines. The initial phase of our exploration program will consist hand trenching, sampling, mapping, and possibly a segment of an electronic based geological exploration technique referred to as Induced Polarization. The practice in British Columbia under this act has been to request permission for such a program in a letter to the B.C. Ministry of Energy and Mines. Permission is usually granted within one week. Should a follow-up exploration program be undertaken, it would probably be intended to refine information garnered in the first phase employing the same methods of exploration.

The B.C. Ministry of Energy and Mines administers the Mines Act, the Health, Safety and Reclamation Code and the Mineral Exploration Code. Ongoing exploration programs likely will be expanded to include activities such as line cutting, machine trenching and drilling. In such circumstance, a reclamation deposit is usually required in the amount of $3,000 to $5,000. The process of requesting permission and posting the deposit usually takes about 2 weeks. The deposit is refundable upon a Ministry of Energy and Mines inspector’s determination that the exploration program has resulted in no appreciable disturbance to the environment.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral and placer titles in British Columbia. The Mineral Tenure Act also governs the issuance of mining leases, which are long term entitlements to minerals, designed as production tenures. At this phase in the process, a baseline environmental study would have to be produced. Such a study could take many months and cost in excess of $100,000.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy any environmental damage caused such as refilling trenches after sampling or cleaning up fuel spills. Our initial exploration program does not require any reclamation or remediation because of minimal disturbance to the ground. The amount of these costs is not known at this time because we do not know the extent of the exploration program we will undertake, beyond completion of the recommended exploration phase described above, or if we will enter into production on the property. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially-economic deposit is discovered.

Employees

We have no employees as of the date of this prospectus other than our president and CEO, Mr. Cottrell. We conduct our business largely through agreements with consultants and other independent third party vendors.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have neither formed, nor purchased any subsidiaries since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our business plan is to proceed with the exploration of the Victory mineral claims to determine whether there are commercially exploitable reserves of copper, lead, zinc, gold or other metals. We have entered into a Mining Option Agreement regarding the Victory mineral claims and intend to proceed with the initial exploration program as recommended by our consulting geologist. Phase I of the recommended geological exploration program will cost approximately $100,000. We had $28,242 in working capital as of December 31, 2005. Accordingly, we are able to begin but not complete the initial stages of our Phase I mineral exploration program without additional financing. We plan to raise additional capital in the amount of $100,000 to $150,000 during the second and third quarters of 2006 by seeking additional funds from existing investors or by offering equity securities to new investors. This additional capital will allow us to complete Phase I activities and perhaps begin Phase II activities as well, should we determine with our consulting geologist that Phase II is advisable.

A report of our consulting geologist regarding findings from Phase I is expected within six months of the commencement of Phase I explorations. Once we receive the analysis of our Phase I exploration program, our board of directors, in consultation with our consulting geologist will assess whether to proceed with Phase II of our mineral exploration program. In making this determination to proceed with a further exploration program, we will make an assessment as to whether the results of the Phase I exploration program are sufficiently positive to enable us to proceed. This assessment will include an evaluation of our cash reserves after the completion of the initial exploration, the price of minerals, and the market for the financing of mineral exploration projects at the time of our assessment.

In the event the results of our initial exploration program prove not to be sufficiently positive to proceed with further exploration on the Victory mineral claims, we intend to seek out and acquire interests in North American mineral exploration properties which, in the opinion of our consulting geologist, offer attractive mineral exploration opportunities. Presently, we have not given any consideration to the acquisition of other exploration properties because we have only recently commenced our initial exploration program and have not received any results.

In the event our Phase II mineral exploration program is undertaken, it would likely result in significantly more geological data than Phase I because much of the infrastructure constructed in Phase I will still be available during Phase II exploration. Phase II will involve a continuation of Phase I exploration, but will allow for 1600 meters of diamond drilling.

In the event our board of directors, in consultation with our consulting geologist, chooses to complete the Phase I and Phase II mineral exploration programs, we will require additional financing. The objective of the Phase I work is to identify areas that have a strong likelihood of hosting mineral deposits that can be explored using diamond drilling methods, and to begin diamond drilling in those areas to obtain core samples for geochemical analysis. The objective of Phase II work is to continue diamond drilling in areas identified in Phase I to obtain core samples for geochemical analysis.

Upon the completion of the first two exploration phases, or any additional programs, which are successful in identifying mineral deposits, we will have to spend substantial funds on further drilling and engineering studies before we know that we have a mineral reserve. A mineral reserve is a commercially viable mineral deposit.

During this exploration stage Mr.Cottrell, our President, will only be devoting approximately five to ten hours per week of his time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by outside consultants. If, however, the demands of our business require more business time of Mr. Cottrell such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, he is prepared to devote more time to our business. However, he may not be able to devote sufficient time to the management of our business, as and when needed.

We anticipate raising additional capital to finance our operations in the form of additional investment funds from existing shareholders or equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to completely fund currently planned and future phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.

Our total expenditures over the next twelve months are anticipated to be approximately $80,000 as we undertake Phase I exploration. Specifically, we will incur $55,000 in connection with the commencement of Phase I of our recommended geological work program, as follows:

Road preparation, trenching, drill site preparation	$ 10,000
Geochemical and geophysical surveys	$ 15,000
Geochemical Analyses	$ 10,000
Geological mapping, core logging	$ 0
Diamond drilling, 150m @ $120/m	$ 0
Food and lodging	$ 1,500
Transportation	$ 1,000
Engineering and supervision	$ 5,000
Reporting, computer adaptation	$ 2,500
Contingencies	$ 10,000

We will also expend $25,000 in connection with the Option Agreement and monies due to Mr. Locke B. Goldsmith prior to December 31, 2006. We had working capital in the amount of $28,242 as of December 31, 2005. This money along with our plan to raise equity financing in the amount of $100,000 to $150,000 should be enough to cover the $80,000 in expenditures in the next twelve months. Any remaining monies will be carried forward to complete Phase I and begin Phase II.

We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months.

Off Balance Sheet Arrangements

As of December 31, 2005, there were no off balance sheet arrangements.

Results of Operations for Period Ending December 31, 2005

We did not earn any revenues from inception through the period ending December 31, 2005. We do not anticipate earning revenues until such time that we exercise our option entered into commercial production of the Victory mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on the Victory mineral properties, or if such resources are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $14,325 from our inception on November 8, 2001, until December 31, 2005. These operating expenses included professional fees in connection with our corporate organization, in the amount of $10,000, and office, accounting, and administration expenses in the amount of $4,325. The professional fees primarily consisted of legal fees. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional phases of our geological exploration program and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

We had cash of $28,242 as of December 31, 2005.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Description of Property

We have acquired an option to purchase the Victory mineral claims. We do not own or lease any property.

The eight mineral claims and fractions which comprise the Victory property are located in southeastern British Columbia, about 8 km southeast of Salmo on the south side of Sheep Creek near the confluence of Bennett Creek, Nelson Mining Division, NTS Map Sheet 82 F/3 E. Elevation of the property ranges from 844 meters (2,700 ft) where Sheep Creek crosses the northwest corner of the Victory claim to 1,463 meters (4,800 ft) along the ridge in the southwest corner of the Lucky Jim claim. Coordinates which cross the property include latitude 49°8’30” N, longitude 117° 10’30” W.

Access to the property is by Highway Number 6, seven km south of Salmo, B.C., then six km east, up Sheep Creek Valley by good gravel road to the northwest corner of the property. In the late 1970s when much of the soil geochemical surveys were completed, a bridge across Sheep Creek to the extensive drill site roads, which were constructed in the 1950s, was already washed out. Maps indicate that roads reached as far south as 1,220 meter (4000 ft) elevation on the Lucky Jim claim.

VICTORY MINERAL CLAIMS LOCATION MAP

JERSEY 10
JERSEY 9
348180
4SX5W
4SX4W
J6
J7
348174
645258M
348173
623459M
DOUBLE B
338892
664451M
235277
A95227
ML
235249
233715
100222
212246
235278
283606
235279
283605
234594
225047
233693
233694
233695
233677
233696
233697
348170
664345M
349903
672679M
J 19
349904
672680M
J 18
L. 2690
L. 5628
L. 5626
L. 15842
L. 15853
L. 15851
L. 15844
L. 15845
L. 15846
15843
15852
16053
16052
16050
10441
16060
16048
16059
16046
16044
16042
RCG
CG

Corporate Offices

McKinley Greenfield Capital, Inc. currently provides us with telephone answering, secretarial and mail services. We will also rent office space from McKinley Greenfield Capital, Inc.. This arrangement is on a month-to-month basis with no formal written agreement in place. Mr. Raymond Cottrell holds a 60% ownership stake in and operates McKinley Greenfield Capital, Inc.

Certain Relationships and Related Transactions

With the exception of Mr. Cottrell’s 60% ownership interest in McKinley Greenfield Capital, Inc. which provides office space and services for an annualized fee of $5,000, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock. There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f)

contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty (40) holders of record of our common stock.

Rule 144 Shares
A total of 290,000 shares of our common stock are currently available for resale to the public under Rule 144. Of the shares being registered, 30,000 shares, held by three shareholders will be available for resale after March 16, 2006; 70,000 shares, held by seven shareholders will be available after May 23, 2006; and the remaining 20,000 shares, held by two shareholders will be available after August 12, 2006, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 14,100 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our President and to our Secretary for all services rendered in all capacities to us for our fiscal year ended December 31, 2005.

Annual Compensation					Long Term Compensation
Name	Title	Year	Salary	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation
Raymond Cottrell	President & CEO, Director	FYE December 31, 2005	$0	$0	$0	0	0	0	0

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we decide to proceed with additional exploration programs beyond the second stage program.

We do not pay to our director any compensation for serving as a director on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Financial Statements

Index to Financial Statements:

1.	Audited consolidated financial statements for the period ended December 31, 2005 including:

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Windy Creek Developments, Inc.
(A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Windy Creek Developments, Inc. (A Development Stage Company) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity and cash flows for the years from inception on November 8, 2001 through December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Windy Creek Developments, Inc. (A Development Stage Company) as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years from inception on November 8, 2001 through December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s recurring losses and lack of operations raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 6, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

WINDY CREEK DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

	December 31, 2005	December 31, 2004
ASSETS

Current assets
Cash	$28,242	$21,003
Total current assets	28,242	21,003

Fixed assets, net	--	--

Total assets	$28,242	$21,003

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$460	$265
Loan payable-related party	107	107
Total current liabilities	566	372

Long-term liabilities	--	--

Total liabilities	566	372

Commitments and contingencies	--	--

Stockholders' equity
Preferred stock; $0.0001 par value; 10,000,000 shares
authorized, no shares issued or outstanding
Common stock; $0.0001 par value; 40,000,000 shares
authorized, 1,210,000 shares issued and outstanding	141	121
Additional paid-in capital	41,859	21,879
Accumulated deficit during development stage	(14,324)	(1,369)
Total stockholders' equity	27,676	20,631

Total liabilities and stockholders' equity	$28,242	$21,003

See Accompanying Notes to Consolidated Financial Statements

WINDY CREEK DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

				For the period from
				November 8, 2001
				(Date of Inception)
	For the year ended	For the year ended	For the year ended	through
	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2004

Revenues	$--	$--	$--	$--

Cost of revenues	--	--	--	--

Gross profit	--	--	--	--

Operating expenses
Selling general and administrative	12,956	262	1,107	14,325
Total operating expenses	12,956	262	1,107	14,325

Loss from operations	(12,956)	(262)	(1,107)	(14,325)

Other income (expense)
Other income	--	--	--	--
Total other income (expense)	--	--	--	--

Loss before provision for income taxes	(12,956)	(262)	(1,107)	(14,325)

Provision for income taxes	--	--	--	--

Net loss	$(12,956)	$(262)	$(1,107)	$(14,325)

Net income (loss) per common share - basic and diluted	$--	$--	$--	$--

Weighted average common shares outstanding -
basic and diluted	1,410,000	1,210,000	--

See Accompanying Notes to Consolidated Financial Statements

WINDY CREEK DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

				Accumulated	Total
	Common Stock		Additional	Deficit During	Stockholders'
	Shares	Amount	Paid-in Capital	Development Stage	Equity
Balance, November 8, 2001 (Date of Inception)	--	$--	$--	$--	$--

Net loss	--	--	--	--	--

Balance, December 31, 2001	--	--	--	--	--

Net loss	--	--	--	--	--

Balance, December 31, 2002	--	--	--	--	--

Net loss	--	--	--	(1,107)	(1,107)

Balance, December 31, 2003	--	--	--	(1,107)	(1,107)

Issuance of stock for reduction of debt, $0.001 per share	1,000,000	100	900	--	1,000

Issuance of stock for cash, $0.10 per share	210,000	21	20,979	--	21,000

Net loss	--	--	--	(262)	(262)

Balance, December 31, 2004	1,210,000	$121	$21,879	$(1,369)	$20,631

Issuance of stock for cash, $0.10 per share	200,000	20	19,980	--	20,000

Net loss	--	--	--	(12,956)	(12,956)

Balance, December 31, 2005	1,410,000	141	41,859	(14,325)	27,675

See Accompanying Notes to Consolidated Financial Statements

WINDY CREEK DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

				For the period from
				November 8, 2001
				(Date of Inception)
	For the year ended	For the year ended	For the year ended	through
	December 31, 2005	December 31, 2004	December 31, 2003	December 31, 2005

Cash flows from operating activities:
Net loss	$(12,956)	$(262)	$(1,107)	$(14,325)
-				--
Changes in operating assets and liabilities:
Change in accounts payable and accrued liabilities	195	(735)	--	(540)
Net cash used by operating activities	(12,761)	(997)	(1,107)	(14,865)

Cash flows from investing activities:
Purchase of intangible assets	--	--	--	--
Purchase of fixed assets	--	--	--	--
Net cash provided (used) by investing activities	--	--	--	--

Cash flows from financing activities:
Proceeds from related party loan		--	1,107	1,107
Proceeds from issuance of common stock	20,000	22,000	--	42,000
Net cash provided by financing activities	20,000	22,000	1,107	43,107

Net change in cash	7,239	21,003	--	28,242

Cash, beginning of period	21,003	--	--	--

Cash, end of period	$28,242	$21,003	$--	$28,242

Supplemental non-cash financing activities:
Issuance of 1,000,000 shares of common stock in satisfaction
of related party debt	--	$1,000	--	$1,000

See Accompanying Notes to Consolidated Financial Statements

WINDY CREEK DEVELOPMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of business - Windy Creek Developments, Inc. (hereinafter referred to as the “Company”) located in Las Vegas, Nevada was incorporated in Nevada on November 8, 2001. The Company is in the mineral exploration and development business. The Company has not commenced significant operations.

History - The Company was incorporated under the laws of the State of Nevada on November 8, 2001 as Nevada Development Associates, Inc. Although the initial intended business of the Company was internet based travel, it remained inactive until March 29, 2004. At this time the decision to move into the mineral exploration and development business was made, and the name of the Company was changed to Windy Creek Developments, Inc. , effective July 21, 2004

Development stage company - The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenue there from. The Company has not commenced its planned principal operations and therefore is considered a Development Stage Company.

Year end - The Company’s year end is December 31.

Use of estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and expense recognition - Revenues are recognized when received. Costs and expenses are recognized during the period in which they are incurred

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Research and development costs - The Company accounts for research and development costs in accordance with the Statement of Financial Standards No. 2 “Accounting for Research and Development Costs”, which requires that all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expenses as incurred. Third party research and development costs are expenses when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company has incurred no expenses on research and development to date.

Mineral Property Payments and Exploration Costs - The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to the establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are to be expensed.

2.    LOAN PAYABLE - RELATED PARTY

Current loan payable as of December 31, 2005 of $107 is payable to a shareholder of the company. The loan is unsecured, non-interest bearing and due on demand.

3.    CAPITAL STOCK TRANSACTIONS
Preferred Stock - The authorized preferred stock is 10,000,000 shares with a par value of $0.0001 per share. As of December 31, 2005 there were no preferred shares issued or outstanding.

Common Stock - The authorized common stock is 40,000,000 shares with a par value of $0.0001 per share. As of December 31, 2005, The Company had 1,410,000 shares of common stock issued and outstanding.

In March 2004, the Company issued 1,000,000 shares of its common stock to its director in exchange for a reduction in debt owed of $1,000.

In December 31, 2004, the Company issued 210,000 shares of its common stock to twenty-one individuals in exchange for $21,000 in cash.

In June 2005, the Company issued 180,000 shares of common stock to 18 individuals for cash totaling $18,000 or $0.10 per share.

In September 2005, the Company issued 20,000 shares of common stock to 2 individuals for cash totaling $2,000 or $0.10 per share.

As of December 31, 2005, the Company had not delivered the stock certificates to the shareholders, although all shares are registered in the records of the Company as fully paid common shares with voting rights.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$5.19
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000

Total		$26,067

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We closed an issue to 1,000,000 shares of common stock in March of 2004 to Mr. Raymond Cottrell, our president, CEO, and sole director. Mr. Cottrell acquired these shares in exchange for a reduction in debt owed of $1,000 at a price of $0.001 per share. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We completed an offering of 410,000 shares of our common stock at a price of $0.10 per share to a total of thirty-nine (39) purchasers on December 31, 2004. The identity of these thirty-nine purchasers is included in the selling shareholder table set forth above. The total amount we received from this offering was $41,000. We completed the offering pursuant to Rule 504 of Regulation D of the Securities Act.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws (1)
5.1	Opinion of Cane Clark LLP, with consent to use (1)
10.1	Mining Option Agreement between Windy Creek Developments, Inc. and Mr. Locke B. Goldsmith(1)
23.1	Consent of Moore & Associates, Chtd.
99.1	Geological Report of Paul Kallock, Consulting Geologist with consent to use (1)
                (1) Previously filed on Form SB-2 dated March 23, 2006.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada, on April 4, 2006.

   WINDY CREEK DEVELOPMENT, INC.

By:	/s/ Raymond Cottrell
Raymond Cottrell
President, Chief Executive Officer, chief Financial Officer, Treasurer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Raymond Cottrell
Raymond Cottrell
President, Chief Executive Officer, chief Financial Officer, Treasurer, Secretary and Director
April 4, 2006